EXHIBIT 1.1

SECURITIES DISTRIBUTION AGREEMENT

THIS SECURITIES DISTRIBUTION AGREEMENT (the “Agreement”), dated as of the date this Agreement is executed as noted on the signature page hereto (“Effective Date”), by and between the party listed on Schedule A hereto as the Issuer (the “Issuer”), and Folio Investments, Inc., a Virginia corporation (“Folio”) and sets forth the terms under which Folio will engage in reasonable efforts to market to investors to be subscribers to Issuer’s Offering (as defined below) from clients with accounts on Folio’s online platform (the “Platform”).

RECITALS

A. WHEREAS, Folio is a federally registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), offering online brokerage accounts to retail customers and an institutional platform providing custodial and brokerage services to clients who are also clients of both affiliated and third party registered investment advisers and third party broker-dealers (all such Folio brokerage clients as may decide to subscribe in the Offering, “Investors”).

B. WHEREAS, the Issuer has filed a registration statement on Form 1-A with the U.S. Securities and Exchange Commission (“SEC”) seeking to qualify an initial public offering of common stock in accordance with the exemptions from registration provided under Regulation A, Tier 2 of the federal securities laws and regulations (the “Offering”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Folio Services.

A.	Folio agrees to use its reasonable efforts to market the Offering to its Investors, including providing information about the Offering, as authorized by the Issuer, to Investors so that Investors may evaluate and decide whether to subscribe in the Offering through Folio’s Platform. Folio may also provide its escrow-less closing and custody services under the terms of a separate Escrow Services and Custody Agreement with the Issuer.

B.	Folio may also, in its sole discretion, as it reasonably deems necessary perform due diligence or investigation with respect to the Issuer and/or the Offering. In the event any such due diligence or investigation results in findings that would pose regulatory, legal, reputational or other risks to Folio or in the event Folio determines that, after reasonable inquiry given the size, type or terms of the Offering, there is insufficient interest from Investors in the Offering to warrant additional Folio efforts, Folio may terminate this agreement under Section 7 below.

C.	This Agreement does not constitute a “firm commitment” by Folio and Folio makes no such commitment to purchase any part of the Offering, nor is it (i) acting as an “underwriter” as defined by federal securities laws; (ii) engaging in any investment banking or related transaction structuring activities on behalf of the Issuer, or (iii) acting as an “investment adviser” as defined under the Investment Advisers Act of 1940 providing individualized investment advice to the Issuer or any Investor as to the Offering. Folio will not assess whether an investment in the Offering is suitable for any individual Investor; or recommend an investment in the Offering to any individual Investor; Folio will however, assist Investors to determine whether they have met any investment conditions or restrictions required by the Issuer, or the conditions of an exemption from securities registration, such as accredited investor status.

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2. Exclusivity. This Agreement is not exclusive with respect to the Issuer’s use of Folio to market the Offering.

Folio shall have absolutely no responsibility or liability with respect to the activities or inactivity of any other person or firm engaged by the Issuer to market the Offering. Folio’s provision of services under this Agreement shall not preclude it from providing similar services to third parties services that are the same or similar to those performed herein for the Issuer by Folio. Folio may enter into agreements with other broker-dealers to market the Offering subject to the Issuer approving such arrangements. Folio may be compensated for those activities and may share payments it receives with other parties.

3. (a) Due Diligence Information; Offering Materials. The Issuer agrees to provide to Folio (a) all written marketing materials for the Offering the Issuer has approved, including but not limited to, the Offering Circular and any other materials filed with the registration statement filed with the SEC (the “Offering Materials”) at no expense to Folio and any other “due diligence” information and materials about the Issuer or the Offering reasonably requested by Folio; and (b) provide Folio with access to officers, employees, representatives, agents, independent accountants, legal counsel, books, records, tax returns and other documents of the Issuer as reasonably required to assist Folio in connection with performing its due diligence.

(b) Offering Materials. The Issuer represents, warrants and covenants that the Offering Materials are complete and correct, presented in a fair and balanced manner, and do not contain any untrue statement or omit to state a fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Issuer agrees that it is its sole obligation to ensure such completeness and accuracy notwithstanding any review by Folio or any other person of the Offering Materials or any comments or suggestions Folio may provide to the Issuer with respect to the Offering Materials. If at any time prior to the completion of the Offering, or termination of this Agreement, any event shall occur as a result of which it may be necessary for the Issuer to amend or supplement the Offering Materials so that they does not include any untrue fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances then existing, misleading, or correct any unfair or unbalanced presentation of information, the Issuer shall amend or supplement the Information as necessary and provide Folio with such amendments or supplements. The Issuer also will provide Folio for delivery to all Investors and their representatives any information, documents and instruments that the Issuer and Folio deem necessary to comply with applicable state and federal law, and Folio will not alter any such documents. The parties agree that Folio shall have no responsibility or liability (and this Agreement imposes no such responsibility or liability on Folio) with respect to the content or presentation of the Offering Materials (other than information about Folio provided by Folio), including, but not limited to verification of completeness and accuracy.

(c) Additional Marketing Materials. Folio agrees to only use marketing materials approved by the Issuer, and Folio and the Issuer agree to work cooperatively on any press releases in which the other party is named and not to use any such marketing materials without the prior written approval of the other, which may be by electronic mail.

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4. Expenses. The Issuer shall bear and pay all costs, fees and expenses: (i) in connection with the preparation, filing and hard copy production of Offering Materials, including any amendments or supplements thereto, (ii) any federal or state fees imposed on the Issuer relating to the Offering, (iii) costs, fees or expenses relating to the issuance and/or delivery of the securities issued in the Offering, to the extent that such services are not addressed under a separate agreement between the Issuer and Folio, or an Investor and Folio; and (iv) third party costs, fees or expenses incurred by Folio in fulfilling its duties under this Agreement; provided, however, that to the extent that costs, fees or expenses have in the aggregate exceeded $10,000 then any additional costs, fees or expenses that individually exceed $5,000 shall be agreed upon in writing in advance by the Issuer prior to Folio incurring such additional costs, fees or expenses. If Folio deems it reasonably necessary to incur a cost, fee or expense not specifically described herein for Folio to engage in its due diligence efforts and the Issuer declines to bear and pay such cost, fee or expense, Folio reserves the right to terminate this Agreement.

5. Commissions. As compensation for its activities hereunder, Folio shall receive commissions at the rates set forth in Schedule A in addition to and separate from any fees, commissions or other compensation that may be paid to Folio by the Issuer pursuant to the Escrow Services and Custody Agreement, Folio customer agreements, or any other agreement between Folio and the Issuer. The commissions owed to Folio pursuant to Schedule A may be immediately and automatically debited by Folio from the Issuer’s account with Folio, or invoiced to the Issuer at Folio’s sole discretion, once the Issuer has accepted the Investors’ subscription agreements, closed the Offering as such closing relates to such subscription agreements, acknowledging that there may be one or more closings, and the gross proceeds from the sale of the securities to such Investors have been deposited into the Issuer’s account at Folio, or otherwise provided to Issuer or its agent. To the extent the Offering is distributed to Investors through a third party broker-dealer as agreed to between the Issuer and Folio, the Issuer shall pay commissions, as shown on Schedule A.

6. Investor Contact. The Issuer agrees that during the term of this Agreement and, unless Folio terminates this Agreement pursuant to Section 7(c) hereof, for a period of two years following termination of this Agreement, neither the Issuer nor any Affiliate of the Issuer, or any officer, director, principal, employee, agent or representative of the Issuer, shall contact Investors first introduced to the Issuer by Folio for the purpose of selling additional securities of the Issuer or any Affiliate of Issuer (“Additional Offerings”) unless Folio is provided a right of first refusal with respect to providing services in connection with such Additional Offerings. Additionally, in the event that this Agreement is terminated, Issuer may not sell its securities in the Offering to the persons identified as Investors away from Folio without paying Folio the commission it would have paid to it if the Investors purchased the shares on the Platform, unless Folio terminates this Agreement pursuant to Section 7(c) hereof or otherwise waives any right to receive such payments due to the nature of its termination of the Agreement. “Affiliate” shall mean any person that is directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, one of the parties hereto. For purposes of this definition, “control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a person, whether through ownership of voting securities, by contract or otherwise.

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7. Term and Termination of this Agreement. The term of this Agreement shall commence on the Effective Date set forth above and shall terminate upon the earlier of (a) termination of this Agreement by Folio pursuant to Sections 1 or 4; (b) at any time after twelve (12) calendar months from the date upon which an Offering is set up on the Platform and is available for subscription by Investors, provided that either the Issuer or Folio provides the other not less than thirty (30) days prior notice of such termination; (c) or immediately, if the Investment Committee of Folio, in its sole discretion, does not approve Folio’s distribution role in the Offering or withdraws prior authorization of such role. Upon termination of this Agreement, Issuer shall pay Folio all unpaid amounts owing to Folio for any fees or expenses incurred to the date of termination and for any commissions due to Folio as a result of Investors purchasing securities in the Offering regardless of the timing of such purchase.

8. Issuer Representations and Warranties. The Issuer represents and warrants that at the time of the signing of this Agreement and at the time of each closing of the Offering:

a.	it is duly organized, validly existing and in good standing in the state in which it is incorporated with the power to own its properties and to conduct its business as described in the Offering Materials;

b.	it is in good standing in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified or licensed, except whether the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Issuer taken as a whole;

c.	the Issuer incorporates Section 3(b) above into this Section;

d.	this Agreement has been duly authorized, executed, and delivered on behalf of the Issuer, and is the valid, binding and obligation of the Issuer, enforceable in accordance with its terms;

e.	no authorization, approval, consent, or license of any regulatory body or authority is required for the valid authorization, sale or delivery of the securities in the Offering, or, if so required, all authorizations, approvals, consents and licenses have been or will be obtained and will remain in full force and effect;

f.	the securities subject to the Offering will, when issued, sold and delivered in accordance with the terms of the Offering, be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under agreements with the Investors purchasing such securities and applicable state and federal securities laws;

g.	if conducted in accordance with the terms of the Offering Materials and this Agreement, the Offering is exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any applicable state requirements and is in compliance with all applicable rules and regulations under the Federal and any applicable State securities laws.

9. Folio Representations and Warranties. Folio represents and warrants at the time of the signing of this Agreement and at the time of each closing of the Offering:

a.	It is duly organized, validly existing and in good standing in the state in which it is incorporated.

b.	It is in good standing as a federally registered clearing broker-dealer and a FINRA member firm, and duly licensed, qualified or registered and in good standing in each state requiring such licensing, qualification or registration to engage in the services contemplated by this Agreement in that state or is exempt from any such licensing, qualification or registration requirements.

c.	If applicable, Folio has obtained a letter of non-objection to its proposed compensation from the Issuer related to Folio’s services in the Offering from FINRA.

d.	This Agreement has been duly authorized, executed, and delivered on behalf of the Folio, and is the valid, binding and obligation of Folio, enforceable in accordance with its terms;

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10. Closing Conditions. At each closing of the Offering, the Issuer and Folio agree as follows:

A. Each party will provide the other with a written certificate of an executive officer that all of the representations and warranties it made under either Section 8 or 9, respectively, above were true and correct as of the date of the closing.

B. If applicable, the Issuer’s certificate will also confirm that it has received a letter from the SEC qualifying the Offering, which it shall provide to Folio, and confirm that it has received no further communication from the SEC or any other regulator that would render a closing of the Offering inadvisable.

C. If applicable, Folio will provide the Issuer with a copy of a letter from FINRA providing no-objection to the compensation Folio will receive in connection with the Offering, and confirm that Folio has received no further communication from the SEC, FINRA or any other regulator that would render a closing of the of the Offering inadvisable.

D. If applicable, the Issuer has received from its independent auditors the consents required for inclusion of the audit opinions in the registration statement for the Offering qualified by the SEC.

E. The Issuer has received from its legal counsel an opinion as to the validity of the issuance of the Shares in the Offering, attached as an exhibit to the registration statement for the Offering.

F. If applicable, the Issuer shall provide to Folio prior to the first closing, a certificated copy of its Amended and Restated Charter filed with the Delaware Secretary of State effective prior to such closing authorizing shares in an amount covering the Offering.

11. Force Majeure. Neither the Issuer nor Folio will be liable for delay or default in the performance of its obligations under this Agreement, if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, public telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs. In the event such a condition lasts longer than thirty (30) days, either party may terminate this Agreement upon written notice to the other party.

12. No Agency. Nothing in this Agreement shall cause Folio or the Issuer to be the partner, employee, joint venturer or agent of the other, or give one party the authority to act for the other party. Neither party shall be liable for the acts or obligations of the other party under this Agreement.

13. Regulatory Cooperation. The Issuer agrees to cooperate with any reasonable request that Folio may make in order to respond to any inquiries made by any regulatory body or self-regulatory organization with jurisdiction over Folio in connection with the Issuer or the Offering.

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14. Indemnification. The Issuer agrees to indemnify, defend and hold Folio and its Affiliates and their respective officers, directors, agents, and employees (“Folio Indemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal or any arbitration or court action) (“Action”) brought by an Investor, court, regulator or self-regulatory organization or any other party against Folio Indemnified Parties relating to (a) the actions or inactions of the Issuer, any Affiliate of the Issuer, or any officer, director, agent, or employee of the Issuer, or any person acting on behalf of the Issuer or any such Affiliate (specifically including, without limitation, any third party engaged in marketing, advertising or selling the Offering) (the Issuer, such Affiliates and all such other persons being referred to herein as “Issuer Agents” which terms does not include Folio) or (b) the Offering insofar as the Action arises out of, is based upon or related to (i) the Offering Materials, any oral statement or marketing, sales or advertising material of any nature, or any media, created or distributed by any Issuer Agent; (ii) any untrue statement or alleged untrue statement in the Offering Materials, including any amended versions thereof, or any oral statement made by any Issuer Agent; (iii) the omission of, or alleged omission of, in the Offering Materials, a fact required to be stated or necessary to make the statements made not misleading; (iv) any statement, alleged statement, term, or material related to the Offering that is or is alleged to be unfair, unbalanced, exaggerated, unwarranted, misleading, or incomplete; (v) any breach or alleged breach of any of the Issuer’s representations, warranties, covenants or agreements hereunder including Schedule A; (vi) any injury to or loss incurred by any Investor caused by such Investor’s use of or reliance on either of the Offering Materials or any statement made by the Issuer or any Issuer Agent; or (vii) infringement or misappropriation by the Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights. Further, the Issuer shall indemnify Folio Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements and including the cost of investigations or responding to inquiries from regulators or others) (“Losses”) incurred by or levied or brought against Folio Indemnified Parties arising out of, or related to, the foregoing Actions as such Losses arise. If Folio Indemnified Parties are entitled to indemnification under this Agreement, Folio shall notify the Issuer and, if requested by Folio, at its own cost and expense, the Issuer shall defend the Folio Indemnified Parties. Folio Indemnified Parties shall not settle any Action with respect to which the Issuer has been requested to defend Folio Indemnified Parties without prior written notification to the Issuer.

In turn, Folio agrees to indemnify, defend and hold the Issuer and its Affiliates and its officers, directors, agents and employees (the “Issuer Indemnified Parties”) harmless against any Action brought by an Investor, court, regulator or self-regulatory organization asserting jurisdiction over the Issuer Indemnified Parties relating to the activities of Folio or any Affiliate of Folio, insofar as the Action arises out of or is based upon (a) any breach or alleged breach of any of Folio’s representations, warranties, covenants or agreements hereunder and including Schedule A to this Agreement; (b) any injury to or loss incurred by any Investor caused by such Investor’s reliance on any oral statement made by Folio or any employee, agent or representative of Folio or any document or other media created and distributed by Folio, to the extent that the oral statement or document or other media is contrary to or inconsistent with the Offering Material and not approved by the Issuer; or (c) infringement or misappropriation by Folio of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights. Further, Folio shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, the Actions as outlined in this Section as such Losses arise. If the Issuer Indemnified Parties are entitled to indemnification under this Agreement, the Issuer shall notify Folio and, if requested by the Issuer, at its own cost and expense, Folio shall defend the Issuer Indemnified Parties. The Issuer Indemnified Parties shall not be entitled to settle any Action with respect to which Folio has been requested to defend the Issuer Indemnified Parties without prior written notification to Folio.

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15. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

16. Confidentiality. The Issuer or Folio may disclose to the other (the “Receiving Party”) certain information that is not generally available to the public and that disclosing party deems to be confidential (“Confidential Information”). The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement and not to disclose or otherwise use such information in any other fashion. The Receiving Party, however, will not be required to keep confidential such Confidential Information to the extent that it (a) becomes generally available without fault on its part, (b) is already rightfully in the Receiving Party’s possession without restriction prior to disclosure to it by the disclosing party, (c) is independently developed by the Receiving Party, (d) is rightfully obtained by the Receiving Party from third parties without restriction, or (e) is otherwise required to be disclosed by law or judicial process. Unless required by law, including but not limited to regulatory or judicial requests for information, or to assert its rights under this Agreement, and except for disclosure on a “need to know basis” to its own employees, and its legal, investment and financial advisers and other professional advisers on a confidential basis, each party agrees not to disclose the Confidential Information and terms of this Agreement without the prior written consent of the other party.

17. Assignment; Successors; Survival of Provisions. Neither party may assign this Agreement without the prior written consent of the other party. All provisions herein that by their terms or intent should survive the termination of this Agreement shall so survive, specifically including but not limited to Sections 3 through 6, 13 through 20, and 22.

18. Dispute Arbitration Agreement. All disputes arising out of or in connection with this Agreement shall be settled by arbitration administered by FINRA Dispute Resolution. All costs of any such arbitration proceeding shall be paid by the losing party. Proceedings and hearings will take place in New York, New York. To the extent not preempted by federal law, the laws of the State of New York shall apply. The parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the parties.

19. Notice. Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving party’s principal place of business as set forth on the signature page or as provided to the other party in writing from time to time, in a manner contemplated in this Section. Notice shall be deemed duly given (a) if delivered by hand, when received, (b) if transmitted by email, upon confirmation that the entire document has been successfully received, (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline, or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

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20. Compliance with Law. Each party agrees to comply with any legal requirement applicable to the performance of its obligations hereunder.

21. Governing Law. This Agreement and all matters or disputes arising out of or in connection with this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York.

22. Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes any prior agreements, oral and written.

23. Amendment; Modification. This Agreement may not be modified except in writing, signed by both parties. In the event that any single section of this Agreement shall be arguably invalid, the parties shall cooperate in good faith to amend or restate the Agreement to alter the provisions on such section to make valid.

[Signature page to follow.]

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This Agreement contains an arbitration clause.

IN WITNESS WHEREOF, the undersigned officers have executed this agreement pursuant to due authority as of the date first set forth above.

ROYALTY FLOW INC.

By:       _______________________________

Name:  Jeff Schneider, CEO

Street Address: 1550 Larimer St. #769, Denver, CO 80202

FOLIO INVESTMENTS, INC.

By:     ________________________________

           Michael J. Hogan, CEO

Folio Investments, Inc.

8180 Greensboro Drive, 8th Floor

McLean, VA 22102

Attn: General Counsel

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Schedule A

Issuer: Royalty Flow Inc.

Securities: Class A common stock, par value $0.001 per share, of Royalty Flow Inc., a Delaware corporation

Persons or Firms As To Which Section 2 Does Not Apply: (if any, N/A) N/A

Schedule of Commissions:

The Issuer shall pay Folio the sum of:

i)	Fees due to Folio under the Folio Escrow Services and Custody Agreement, plus

ii)	4% of the offering price for any purchases of Issuer securities by Investors, which include Folio’s brokerage clients, including retail clients and institutional clients working with affiliated and third party registered investment advisers, but not purchases effected by a third party distributor (such as an unaffiliated broker-dealer) or purchases by Investors that became brokerage clients for the purpose of purchasing Issuer securities (with such Investors to be determined by Folio on a reasonable basis), and

iii)	1% of the offering price for purchases of Issuer securities effected by a third party broker-dealer introduced by Folio to the Issuer, plus the fees charged by any such third party broker-dealer in connection with purchases of Issuer Securities effected by such third party distributor, provided that the Issuer must approve the participation of any third party distributor.

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